Exhibit 99.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (the “Agreement”) is made as of this 29th day of January, 2015 by and among dQuant Special Opportunities Fund, LP, a Delaware Limited Partnership (“Buyer”) and Randall S. Yanker (the “Sponsor”), on behalf of the founding stockholders of HF2 Financial Management Inc. as a group.

RECITALS

WHEREAS, HF2 Financial Management Inc. (the “Company”) has entered into that certain Investment Agreement, dated as of September 16, 2014 (as amended, the “Investment Agreement”), by and among the Company, ZAIS Group Parent, LLC, a Delaware limited liability company (“ZGP”), and the members of ZGP, pursuant to which the Company will acquire a majority interest in ZGP (the “Business Combination”); and

WHEREAS, during the period beginning on the date hereof and ending on the date on which the Business Combination is consummated, Buyer may purchase shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) in the open market or in privately negotiated transactions with stockholders of the Company other than the Sponsor (any such shares so purchased, the “Purchased Public Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

transaction

Section 1.01.         Lock-up of Purchased Public Shares.

(a)           Buyer hereby agrees that:

(i)          Until the date that is six months after the consummation of the Business Combination (the “Initial Transfer Date”), the Buyer may not Transfer (as defined below) any Purchased Public Shares;

(ii)         During the period beginning on the day after the Initial Transfer Date and ending on the one year anniversary of the consummation of the Business Combination, the Buyer may Transfer up to fifty percent (50%) of the Purchased Public Shares in one or more transactions, in each case subject to applicable securities laws; and

(iii)        After the one year anniversary of the consummation of the Business Combination, the Buyer may Transfer any or all of the Purchased Public Shares in one or more transactions, in each case subject to applicable securities laws.

(b)          As used herein, the term “Transfer” means (i) to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Purchased Public Shares or any securities convertible into or exchangeable or exercisable for Purchased Public Shares, whether now owned or hereafter acquired by Buyer or with respect to which Buyer has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap, derivative or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap, derivative or transaction is to be settled by delivery of Purchased Public Shares or other securities, in cash or otherwise.

(c)          Notwithstanding the foregoing, and subject to the conditions below, Buyer may Transfer the Lock-Up Securities solely as provided in this Section 1.01(c), provided that (1) Bruce Cameron receives a signed lock-up agreement in the same form as this Agreement for the balance of the lockup period set forth in Section 1.01(a) from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such Transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and (4) Buyer does not otherwise voluntarily effect any public filing or report regarding such Transfers:

(i)          as a bona fide gift or gifts; or

(ii)         as a distribution to limited partners, shareholders or stockholders of Buyer; or

(iii)        to any entity controlling, controlled by or under common control with Buyer or to any investment fund or other entity controlled or managed by Buyer.

(d)          Buyer also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the Transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer represents and warrants to the Sponsor as of the date hereof as follows:

Section 2.01.         Authority. Buyer has [partnership] power and authority to enter into and perform its obligations under this Agreement. No consent, waiver or authorization of, or filing with any other person, including any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity (each a “Person”) (including without limitation, any federal or state governmental authority or other political authority (collectively, “Governmental Authority”)) is required to be obtained or made by Buyer in connection with any of the foregoing. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

Section 2.02.         No Conflict. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or violate the organizational documents of Buyer, or any applicable law, statute, treaty, rule, regulation, arbitration award, judgment, decree, order or other determination of any Governmental Authority (collectively, “Requirement of Law”) applicable to Buyer or any mortgage, security, lease, franchise, agreement, guaranty, instrument or undertaking (collectively, “Contractual Obligation”) of Buyer or (ii) result in, or require, the creation or imposition of any lien, charge or other encumbrance on any of the properties or revenues of Buyer pursuant to any Requirement of Law or Contractual Obligation.

ARTICLE III

MISCELLANEOUS

Section 3.01.         Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Agreement, (i) when personally delivered, (ii) three (3) business days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iii) one (1) business day after having been dispatched by a nationally recognized overnight courier service, in each case addressed to the parties or their permitted assigns at the address set forth on the signature page hereto.

Section 3.02.         Expenses. Each of Buyer and the Sponsor agrees to pay the expenses incurred by it in connection with the negotiation, preparation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including without limitation, fees and expenses of counsel to each party.

Section 3.03.         Amendments, Modifications and Waivers. Any covenant, agreement, provision or condition of this Agreement may be amended or modified, or compliance therewith may be waived (either generally or in any particular instance and either retroactively or prospectively), by (and only by) an instrument in writing signed by Buyer and each of the Sponsor.

Section 3.04.         Successors and Assigns; Third Party Beneficiaries. This Agreement shall be so binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. Buyer and Sponsor acknowledge and agree that each of Broad Hollow Investors, LLC, Burke Family Trust, Healey Associates LLC, Healey Family Foundation, Parsifal Partners B, LP, Joseph C. Canavan, Panmar Capital llc, Broad Hollow LLC, Robert H. Zerbst, R. Bruce Cameron, Foote Family Trust, R. Bradley Forth, Seymour A. Newman, Drew R. Murphy and Sean C. McCarthy (each of whom is an owner of Class A Common Stock) shall be a third party beneficiary of the obligations of Buyer under Article 1 of this Agreement, each with the power to enforce such obligations of Buyer. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties.

Section 3.05.         Severability. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereto eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without included therein any such part or parts which may, for any reason, be hereafter declared invalid.

Section 3.06.         Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

Section 3.07.         Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

Section 3.08.         Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts sitting in New York City, New York for any claim, suit or proceeding arising under this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. To the extent permitted by law, each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 3.01 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.

Section 3.09.         Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

Section 3.10.         Counterparts. This Agreement may be executed in any number of counterparts, and may be delivered by facsimile or pdf, each of which shall be considered an original, but all of which taken together shall constitute one instrument.

Section 3.11.         Interpretation. No provisions of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have drafted or dictated such provision.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

dQuant Special Opportunities Fund, LP

By:	/s/ Neil P. Ramsey
Name: Neil P. Ramsey
Title: President, G.P.

SPONSOR:

/s/ Randall S. Yanker
Randall S. Yanker, on behalf of the founding stockholders of HF2 Financial Management Inc. as a group